CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$6,946,000	$947.43

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated January 8, 2013 (To the Prospectus dated August 31, 2010 and Prospectus Supplement dated May 27, 2011) Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-169119

Barclays Bank PLC Trigger Phoenix Autocallable Optimization Securities
$6,946,000 linked to the shares of the SPDR® S&P® Metals & Mining ETF due on or about January 12, 2018

Investment Description

Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the shares of the SPDR® S&P® Metals & Mining ETF (the “underlying equity”). Barclays Bank PLC will pay a quarterly contingent coupon payment if the closing price of the underlying equity on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for that quarter. Barclays Bank PLC will automatically call the Securities prior to maturity if the closing price of the underlying equity on any Observation Date (quarterly, beginning after 1 year) is equal to or greater than the closing price of the underlying equity on the Trade Date (the “Initial Price”). If the Securities are called, Barclays Bank PLC will repay the principal amount of your Securities plus pay the contingent coupon for that quarter, and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the closing price of the underlying equity on the Final Valuation Date (the “Final Price”) is equal to or greater than the Trigger Price (which is set to equal the Coupon Barrier), Barclays Bank PLC will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final quarter. If the Final Price of the underlying equity is less than the Trigger Price, Barclays Bank PLC will pay you less than the full principal amount of your Securities, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the underlying equity over the term of the Securities, and you may lose up to 100% of your initial investment. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer. If Barclays Bank PLC were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

☐	Contingent Coupon — Barclays Bank PLC will pay a quarterly contingent coupon payment if the closing price of the underlying equity on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will accrue or be paid for that quarter.
☐	Automatic Call — Barclays Bank PLC will automatically call the Securities and repay your principal amount plus the contingent coupon otherwise due for that quarter if the closing price of the underlying equity on any quarterly Observation Date beginning after one year is greater than or equal to the Initial Price. If the Securities are not called, investors will have the potential for downside market exposure to the underlying equity at maturity.
☐	Contingent Repayment of Principal Amount at Maturity — If you hold the Securities to maturity, the Securities have not been called on any Observation Date and the underlying equity closes at or above the Trigger Price on the Final Valuation Date, Barclays Bank PLC will repay your full principal amount. If the underlying equity closes below the Trigger Price on the Final Valuation Date, Barclays Bank PLC will repay less than your principal amount, if anything, resulting in a loss of your initial investment that will be proportionate to the full negative Underlying Return. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer.

Key Dates

Trade Date:	January 8, 2013
Settlement Date:	January 11, 2013
Observation Dates[1]:	Quarterly, commencing
April 8, 2013
(callable beginning
January 13, 2014)
Final Valuation Date[1]:	January 8, 2018
Maturity Date[1]:	January 12, 2018

[1]	Subject to postponement in the event of a market disruption event as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offerings

These final terms relate to the Trigger Phoenix Autocallable Optimization Securities we are offering. The Securities are linked to the shares of the SPDR® S&P® Metals & Mining ETF. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Equity	Contingent Coupon Rate	Initial Price	Coupon Barrier	Trigger Price	CUSIP/ ISIN
Shares of the SPDR® S&P® Metals & Mining ETF	8.00% per annum	$45.89	$29.37, which is 64% of the Initial Price	$29.37, which is 64% of the Initial Price	06742A198/ US06742A1988

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public		Underwriting Discount		Proceeds to Barclays Bank PLC
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Shares of the SPDR® S&P® Metals & Mining ETF	$6,946,000	$10.00	$173,650	$0.25	$6,772,350	$9.75

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated August 31, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm
♦	Prospectus dated May 27, 2011: http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Trigger Phoenix Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You can tolerate the loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying equity.
♦	You believe the underlying equity will close at or above the applicable Coupon Barrier on the specified Observation Dates.
♦	You are willing to hold securities that will be called on the earliest Observation Date after 1 year on which the underlying equity closes at or above its Initial Price, or you are otherwise willing to hold such securities to maturity, a term of 5 years, and accept that there may be little or no secondary market for the Securities.
♦	You understand and accept that you will not participate in any appreciation of the underlying equity, which may be significant, and are willing to make an investment whose return is limited to the applicable contingent coupon payments.
♦	You are willing to forgo any dividends paid on the underlying equity.
♦	You do not seek guaranteed current income from this investment.
♦	You are willing to assume the credit risk of Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC defaults on its payment obligations, you may not receive any payments due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You seek an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate the loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as the underlying equity.
♦	You do not believe the underlying equity will close at or above the Coupon Barrier on any one of the specified Observation Dates, or you believe the underlying equity will close below the applicable Trigger Price on the Final Valuation Date.
♦	You seek an investment that participates in the full appreciation of the underlying equity and whose return is not limited to the applicable contingent coupon payments.
♦	You are unable or unwilling to hold securities that will be called on the earliest Observation Date after 1 year on which the underlying equity closes at or above its Initial Price, or you are otherwise unable or unwilling to hold such securities to maturity, a term of 5 years, and seek an investment for which there will be an active secondary market.
♦	You prefer to receive any dividends paid on the underlying equity.
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
♦	You seek guaranteed current income from your investment.
♦	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page PS-5 as well as the “Risk Factors” beginning on page S-6 of the prospectus supplement for risks related to an investment in the Securities.

PS-2

Final Terms1

Issuer:	Barclays Bank PLC
Principal Amount per Security:	$10.00 (subject to minimum investment of 100 Securities)
Term:	5 years, unless called earlier
Underlying Equity[2]:	The shares of the SPDR® S&P® Metals & Mining ETF.
Call Feature:	The Securities will be called if the closing price of the underlying equity on any Observation Date beginning after 1 year (January 13, 2014) is at or above the Initial Price. If the Securities are called, Barclays Bank PLC will pay on the applicable Call Settlement Date a cash payment per Security equal to the principal amount plus the contingent coupon otherwise due on the related Coupon Payment Date pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.
Observation Dates[3]:	The first Observation Date will occur on or about April 8, 2013; Observation Dates will occur quarterly thereafter as listed in the “Observation Dates/Coupon Payment Dates/Call Settlement Dates” section below. The final Observation Date, January 8, 2018, will be the “Final Valuation Date.”
Call Settlement Dates:	Two (2) business days following the applicable Observation Date; provided however, if the Securities are called on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.
Contingent Coupon:

If the closing price of the underlying equity is equal to or greater than the Coupon Barrier on any Observation Date, Barclays Bank PLC will pay you the contingent coupon applicable to such Observation Date.

If the closing price of the underlying equity is less than the Coupon Barrier on any Observation Date, the contingent coupon applicable to such Observation Date will not accrue or be payable and Barclays Bank PLC will not make any payment to you on the related Coupon Payment Date.

The contingent coupon will be a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate, which is a per annum rate as set forth below.

Coupon Barrier:	A percentage of the Initial Price of the underlying equity, as specified on the first page of this pricing supplement.
Coupon Payment Dates:	Two (2) business days following the applicable Observation Date; provided however, the final Coupon Payment Date will be the Maturity Date.
Contingent Coupon Rate:

The Contingent Coupon Rate per annum for the Securities linked to the shares of the SPDR® S&P® Metals & Mining ETF is set to equal 8.00% per annum.

The table below sets forth the contingent coupon for the Securities that would be payable for each Observation Date on which the closing price of the underlying equity is greater than or equal to the Coupon Barrier. Amounts have been rounded for ease of analysis.

Contingent Coupon $0.2000
Contingent coupons on the Securities are not guaranteed. Barclays Bank PLC will not pay the contingent coupon for any Observation Date on which the closing price of the underlying equity is below the Coupon Barrier.
Payment at Maturity (per Security):

If the Securities are not called and the Final Price is above or equal to the Trigger Price (which equals the Coupon Barrier) on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security plus the contingent coupon otherwise due for the final quarter.

If the Securities are not called and the Final Price is below the Trigger Price on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the Maturity Date that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return; equal to:

$10.00 × (1 + Underlying Return)
Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the underlying equity declines.
Underlying Return:	Final Price – Initial Price Initial Price
Trigger Price:	A percentage of the Initial Price of the underlying equity, as specified on the first page of this pricing supplement.
Initial Price:	The closing price of the underlying equity on the Trade Date, as specified on the first page of this pricing supplement.
Final Price:	The closing price of the underlying equity on the Final Valuation Date.
Closing Price:	On any trading day, the last reported sale price of the underlying equity on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
1	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
2	For a description of adjustments that may affect the underlying equity, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.
3	Subject to postponement in the event of a market disruption event as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.
PS-3

Investment Timeline

The closing price of the underlying equity (the Initial Price) was observed, and the Coupon Barrier and Trigger Price were determined.

If the closing price of the underlying equity is equal to or greater than the Coupon Barrier on any Observation Date, Barclays Bank PLC will pay you a contingent coupon payment on the applicable Coupon Payment Date.

The Securities will be called if the closing price of the underlying equity on any Observation Date on or after January 13, 2014, is equal to or greater than the Initial Price. If the Securities are called, Barclays Bank PLC will pay you a cash payment per Security equal to $10.00 plus the contingent coupon otherwise due on the related Coupon Payment Date.

The Final Price is determined as of the Final Valuation Date.

If the Securities have not been called and the Final Price is equal to or greater than the Trigger Price (which equals the Coupon Barrier), Barclays Bank PLC will repay the principal amount equal to $10.00 per Security plus the contingent coupon otherwise due for the final quarter.

If the Securities have not been called and the Final Price is less than the Trigger Price, Barclays Bank PLC will repay less than the principal amount, if anything, resulting in a loss of principal proportionate to the decline of the underlying equity equal to a return of:

$10.00 × (1 + Underlying Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY CONTINGENT COUPON, PAYMENTS IN RESPECT OF AN AUTOMATIC CALL AND ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

PS-4

Observation Dates/Coupon Payment Dates/Call Settlement Dates

Coupon Payment
Coupon Payment
Dates/Call Settlement
Observation Dates	Dates*
April 8, 2013*	April 10, 2013
July 8, 2013*	July 10, 2013
October 8, 2013*	October 10, 2013
January 13, 2014	January 15, 2014
April 8, 2014	April 10, 2014
July 8, 2014	July 10, 2014
October 8, 2014	October 10, 2014
January 8, 2015	January 12, 2015
April 8, 2015	April 10, 2015
July 8, 2015	July 10, 2015
October 8, 2015	October 13, 2015
January 8, 2016	January 12, 2016
April 8, 2016	April 12, 2016
July 8, 2016	July 12, 2016
October 10, 2016	October 12, 2016
January 9, 2017	January 11, 2017
April 10, 2017	April 12, 2017
July 10, 2017	July 12, 2017
October 10, 2017	October 12, 2017
January 8, 2018	January 12, 2018

* The Securities are not callable until the fourth Observation Date, which is January 13, 2014.

Thus, the first Call Settlement Date will be on or around January 15, 2014.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	You may lose some or all of your principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. If the Securities are not called, the Issuer will only pay you the principal amount of your Securities if the Final Price of the underlying equity is greater than or equal to the Trigger Price and will only make such payment at maturity. If the Securities are not called and the Final Price is less than the Trigger Price, you will lose some or all of your initial investment in an amount proportionate to the negative Underlying Return.
♦	You may not receive any contingent coupons — Barclays Bank PLC will not necessarily make periodic coupon payments on the Securities. If the closing price of the underlying equity on an Observation Date is less than the Coupon Barrier, Barclays Bank PLC will not pay you the contingent coupon applicable to such Observation Date. If the closing price of the underlying equity is less than the Coupon Barrier on each of the Observation Dates, Barclays Bank PLC will not pay you any contingent coupons during the term of the Securities, and you will not receive a positive return on your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.
♦	Reinvestment risk — If your Securities are called early, the holding period over which you would receive the per annum Contingent Coupon Rate could be as little as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities in a comparable investment with a similar level of risk in the event the Securities are called prior to the Maturity Date.
♦	Contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you sell your Securities prior to maturity in the secondary market, if any, you may have to sell your Securities at a loss relative to your initial investment even if the price of the underlying equity is above the Trigger Price.
♦	Your potential return on the Securities is limited and you will not participate in any appreciation of the underlying equity — The return potential of the Securities is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the underlying equity. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the closing price of the underlying equity has equaled or exceeded the Coupon Barrier prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Because the Securities could be called as early as the fourth Observation Date, the total return on the Securities could be minimal. If the Securities are not called, you may be exposed to the underlying equity’s decline even though you cannot participate in any potential appreciation in the price of the underlying equity. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying equity.
♦	Higher Contingent Coupon Rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the Trade Date that the price of the underlying equity could close below the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in
PS-5

a higher Contingent Coupon Rate for that security. However, while the Contingent Coupon Rate is a fixed percentage, the underlying equity’s volatility may change significantly over the term of the Securities. The price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.

♦	Credit of Issuer — The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including contingent coupons and payments in respect of an automatic call or any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.
♦	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.
♦	Owning the Securities is not the same as owning the underlying equity — The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity. For instance, as a holder of the Securities, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the underlying equity or stocks comprising the underlying equity would have. Further, you will not participate in any appreciation of the underlying equity, which could be significant even though you may be exposed to any decline of the underlying equity at maturity.
♦	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of Barclays Bank PLC.
♦	Certain built-in costs are likely to adversely affect the value of the Securities prior to maturity — While the amounts payable for the offered Securities described in this pricing supplement is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.
♦	Dealer incentives — We, our affiliates and agents act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.25 per Security to the principals, agents and dealers in connection with the distribution of the Securities.
♦	Single equity risk — The price of the underlying equity can rise or fall sharply due to factors specific to the underlying equity and the stocks comprising the underlying equity, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the underlying equity.
♦	Antidilution adjustments — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the amount payable at maturity. However, the calculation agent will not make such adjustments in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this pricing supplement or the prospectus supplement as necessary to achieve an equitable result.
♦	Potential Barclays Bank PLC impact on market price of underlying equity — Trading or transactions by Barclays Bank PLC or its affiliates in the underlying equity, stocks comprising the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, or stocks comprising the underlying equity, may adversely affect the market price of the underlying equity and, therefore, the market value of the Securities.
♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.
♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.
PS-6

♦	Taxes — The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities at a rate that may exceed the contingent coupon payments (if any) that you receive on the Securities and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Securities could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income even if you do not receive any payments with respect to the Securities until redemption or maturity and (ii) require you accrue income in excess of any contingent coupon payments you receive on the Securities. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the contingent coupon payments and capital loss (if any) upon the sale or maturity of your Securities may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.
♦	Many economic and market factors will impact the value of the Securities — In addition to the price of the underlying equity on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:
o	the expected volatility of the underlying equity, the underlying index and securities comprising the underlying index;
o	the time to maturity of the Securities;
o	the dividend rate underlying the underlying equity;
o	interest and yield rates in the market generally;
o	a variety of economic, financial, political, regulatory or judicial events;
o	the supply and demand for the Securities; and
o	our creditworthiness, including actual or anticipated downgrades in our credit ratings
♦	Certain features of exchange-traded funds will impact the value of the underlying equity and the value of the Securities —
o	Management risk. This is the risk that the investment strategy for the underlying equity, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in or linked to an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. However, because exchange-traded funds are not “actively” managed, they generally do not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of an exchange-traded fund could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.
o	Derivatives risk. Exchange-traded funds may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus an exchange-traded fund’s losses, and, as a consequence, the losses of your Securities, may be greater than if the exchange-traded fund invested only in conventional securities.
o	The underlying equity may underperform the underlying index — The performance of the exchange-traded fund may not replicate the performance of, and may underperform, the underlying index. Exchange-traded funds will reflect transaction costs and fees that will reduce their relative performances. Moreover, it is also possible that the underlying equity may not fully replicate or may, in certain circumstances, diverge significantly from the performance of their respective underlying assets or indices. Because the return on your Securities is linked to the performance of the underlying equity and not its underlying assets, the return on your Securities may be less than that of an alternative investment linked directly to the underlying assets of the Securities or the stocks comprising the underlying index.
♦	The stocks comprising the underlying equity are concentrated in one industry — As described herein, the underlying equity is designed to replicate, as closely as possible, before fees and expenses, the total return of the S&P Metals & Mining Select Industry Index (referred to in this paragraph as the “underlying index”). In order to achieve its objective, under normal market conditions, the underlying equity generally invests substantially all of its total assets in the securities comprising the underlying index. All of the stocks included in the underlying index are issued by companies in the metals and mining industry. As a result, the stocks that will, under normal market conditions, determine the performance of the underlying equity are concentrated in one sector. Although an investment in the Securities will not give holders any ownership or other direct interests in the stocks comprising the underlying equity, the return on an investment in the Securities will be subject to certain risks associated with a direct equity investment in companies in the metals and mining industry. Accordingly, by investing in the Securities, holders will not benefit from the diversification that could result from an investment linked to companies that operate in multiple sectors, and the Securities could be more volatile than an investment linked to a more diversified index fund.
♦	The performance of the underlying equity is generally linked to the performance of the metals and mining industry — Under normal market conditions, the underlying equity invests substantially all of its assets in the stock of companies in the metals and mining industry. Any adverse developments in the metals and mining industry resulting from such factors may have a negative effect on the value of your Securities. The profitability of these companies depends on many complex and interrelated factors, including, among others, fluctuations in the market prices of the metals or other commodities produced or sold by such companies, the availability of energy supplies and natural resources and costs associated with compliance with numerous environmental laws and regulations. However, while the market price of metals and other commodities will have an impact on the value of the underlying equity, the Securities are not directly linked to the value of such metals and other commodities.
PS-7

Hypothetical Examples of how the Securities Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security based on certain hypothetical scenarios as set forth below,. The hypothetical scenarios set forth below are for illustrative purposes only and may not represent the actual total returns applicable to a purchaser of the Securities. Numbers in the examples below have been rounded for ease of analysis:

Principal Amount:	$10.00
Term:	5 years
Initial Price:	$45.89
Contingent Coupon Rate:	8.00% per annum (or 2.000% per quarter)
Contingent Coupon:	$0.20 per quarter
Observation Dates:	Observation Dates will occur quarterly as set forth under “Final Terms” and “Observation Dates/Coupon Payment Dates/Call Settlement Dates” in this pricing supplement and will be callable beginning on the fourth observation date.
Coupon Barrier:	$29.37 (which is 64% of the Initial Price)
Trigger Price:	$29.37 (which is 64% of the Initial Price)

Example 1 — Securities are Called on the Fourth Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$55.00	Closing price of underlying equity above Initial Price, Securities NOT called; above Coupon Barrier, Issuer pays contingent coupon payment of $0.20 on first Coupon Payment Date.
Second Observation Date	$25.00	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on second Coupon Payment Date.
Third Observation Date	$35.00	Closing price of underlying equity below Initial Price, Securities NOT called; above Coupon Barrier, Issuer pays contingent coupon payment of $0.20 on third Coupon Payment Date.
Fourth Observation Date	$55.00	Closing price of underlying equity at or above Initial Price, Securities are called; Issuer repays principal plus pays contingent coupon payment of $0.20 on Call Settlement Date.
Total Payment (per $10.00 Security):		$10.60 (6.00% total return on the Securities)

Because the closing price of the underlying equity is equal to or greater than the Initial Price on the fourth Observation Date (which is approximately 1 year after the trade date and is the first Observation Date on which the Securities are callable), the Securities are called on the fourth Observation Date. The Issuer will pay you on the Call Settlement Date $10.20 per $10.00 principal amount Security, which is equal to your principal amount plus the contingent coupon payment due in connection with the fourth Observation Date.

In addition, because the closing price of the underlying equity was equal to or greater than the Coupon Barrier on the first and third Observation Dates, the Issuer will pay the contingent coupon payment of $0.20 on the first and third Coupon Payment Dates. However, because the closing price of the underlying equity was less than the Coupon Barrier on the second Observation Date, the Issuer will not pay any contingent coupon payment on the Coupon Payment Date following the second Observation Date.

Example 2 — Securities are NOT Called and the Final Price is above the Trigger Price on the Final Valuation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$35.00	Closing price of underlying equity below Initial Price, Securities NOT called; above Coupon Barrier, Issuer pays contingent coupon payment of $0.20 on first Coupon Payment Date.
Second Observation Date	$20.00	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on second Coupon Payment Date.
Third Observation Date	$27.00	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on third Coupon Payment Date.
Fourth to Nineteenth Observation Dates	Various	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on any Coupon Payment Date from the fourth to the nineteenth Observation Dates.
Twentieth Observation Date(the Final Valuation Date)	$45.00	Closing price of underlying equity below Initial Price, Securities NOT called; Final Price above Trigger Price and Coupon Barrier, Issuer repays principal plus pays contingent coupon payment of $0.20 on Maturity Date.
Total Payment (per $10.00 Security):		$10.40 (4.00% total return on the Securities)

Because the closing price of the underlying equity was less than the Initial Price on each Observation Date on and after the fourth Observation Date (which is approximately 1 year after the trade date and is the first Observation Date on which the Securities are callable), the Securities are not called. Because the Final Price is equal to or greater than the Trigger Price and Coupon Barrier, at maturity, the Issuer will pay you $10.20 per $10.00 principal amount Security, which is equal to your principal amount plus the contingent coupon payment due in connection with the twentieth Observation Date.

PS-8

In addition, because the closing price of the underlying equity was equal to or greater than the Coupon Barrier on the first Observation Date, the Issuer will pay the contingent coupon payment of $0.20 on the first Coupon Payment Date. However, because the closing price of the underlying equity was less than the Coupon Barrier on the second Observation Date, the third Observation Date and on the fourth through nineteenth Observation Dates, the Issuer will not pay any contingent coupon payment on the Coupon Payment Dates following the second Observation Date, the third Observation Date and on the fourth through nineteenth Observation Dates.

Example 3— Securities are NOT Called and the Final Price is below the Trigger Price on the Final Valuation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$20.00	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on first Coupon Payment Date.
Second Observation Date	$25.00	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on second Coupon Payment Date.
Third Observation Date	$28.00	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on third Coupon Payment Date.
Fourth to Nineteenth Observation Dates	Various	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on any Coupon Payment Dates from the fourth to the nineteenth Observation Dates.
Twentieth Observation Date (the Final Valuation Date)	$20.65	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier and Trigger Price, Issuer DOES NOT pay contingent coupon payment on Maturity Date, and Barclays Bank PLC will repay less than the principal amount resulting in a loss proportionate to the decline of the underlying equity.
Total Payment (per $10.00 Security):		$4.50 (a 55.00% loss on the Securities)

Because the closing price of the underlying equity is less than the Initial Price on each Observation Date on and after the fourth Observation Date (which is approximately 1 year after the trade date and is the first Observation Date on which the Securities are callable), the Securities are not called. Because the Final Price is less than the Trigger Price on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per $10.00 principal amount, calculated as follows:

$10.00 × (1 + Underlying Return) = $10.00 × (1 + -55.00%) = $4.50

In addition, because the closing price of the underlying equity is less than the Coupon Barrier on each Observation Date, the Issuer will not pay any contingent coupon payments over the term of the Securities.

PS-9

What are the material tax consequences of the Securities?

The material tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Securities in the initial issuance of the Securities). In addition, this discussion does not apply to you if you purchase your Securities for less than the principal amount of the Securities.

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a contingent income bearing executory contract with respect to the underlying equity.

If your Securities are properly treated as a contingent income-bearing executory contract, it would be reasonable (i) to treat any contingent coupon payments you receive on the Securities as items of ordinary income taxable in accordance with your regular method of accounting for U.S. federal income tax purposes and (ii) to recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference (if any) between the amount you receive at such time (other than amounts attributable to a contingent coupon payment) and your basis in the Securities for U.S. federal income tax purposes. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year. Any character mismatch arising from your inclusion of ordinary income in respect of the contingent coupon payments and capital loss (if any) upon the sale or maturity of your Securities may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE SECURITIES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Securities over their term based on the comparable yield and projected payment schedule for the Securities and pay tax accordingly, even though these amounts may exceed the contingent coupon payments (if any) that are made on the Securities. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Securities would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Securities would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Securities could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the underlying equity that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment

It is also possible that (i) you should not include the contingent coupon payments(if any) in income as you receive them and instead you should reduce your basis in your Securities by the amount of the contingent coupon payments that you receive; (ii) you should not include the contingent coupon payments (if any) in income as you receive them and instead, upon the sale, redemption or maturity of your Securities, you should recognize short-term capital gain or loss in an amount equal to the difference between (a) the amount of the contingent coupon payments made to you over the term of the Securities (including the contingent coupon payment received at redemption or maturity or the amount of cash that you receive upon a sale that is attributable to the contingent coupon payments to be made on the Securities) and (b) the excess (if any) of (1) the amount you paid for your Securities over (2) the amount of cash you receive upon sale, redemption or maturity (excluding the contingent coupon payment received at redemption or maturity or the amount of cash that you receive upon a sale that is attributable to the contingent coupon payments to be made on the Securities); or (iii) if a contingent coupon payment is made at redemption or maturity, such contingent coupon payment should not separately be taken into account as ordinary income but instead should increase the amount of capital gain or decrease the amount of capital loss that you recognize at such time.

You should consult your tax advisor with respect to these possible alternative treatments.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts

PS-10

maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Non-U.S. Holders. Barclays currently does not withhold on coupon payments to non-U.S. holders in respect of instruments such as the Securities. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any contingent coupon payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations— Information Reporting and Backup Withholding “ in the accompanying prospectus supplement.

In addition, the Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Securities as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). However, such withholding would potentially apply only to payments made after December 31, 2013. You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Securities when these regulations are finalized.

PS-11

Information about the Underlying Equity

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC by the issuer issuing the underlying equity can be located by reference to the SEC file numbers specified below.

The summary information below regarding the issuer issuing the underlying equity comes from the issuer’s SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the underlying equity with the SEC. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

THE SPDR® S&P® METALS & MINING ETF

We have derived all information contained in this pricing supplement regarding the SPDR® S&P® Metals & Mining ETF (the “Metals & Mining ETF”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by SPDR® Series Trust and SSgA Funds Management, Inc. (“SSFM”). We have not independently verified any of the information herein obtained from outside sources. The Metals & Mining ETF is an investment portfolio maintained and managed by SSFM. SSFM is the investment adviser to the Metals & Mining ETF. The Metals & Mining ETF is an exchange-traded fund (“ETF”) that trades on the NYSE Arca under the ticker symbol “XME.” The inception date of the Metals & Mining ETF is June 19, 2006.

The SPDR® Series Trust consists of separate investment portfolios (each, a “SPDR® Series Fund”). Each SPDR® Series Fund is an index fund that invests in a particular industry or group of industries represented by one of the S&P Select Industry Indices (the “Select Industry Indices” and each, a “Select Industry Index”). The companies included in each Select Industry Index are selected on the basis of Global Industry Classification Standards (“GICS”) from a universe of companies defined by the S&P® Total Market Index (the “S&P TM Index”), a U.S. total market composite index. The investment objective of each Select Industry SPDR® Fund is to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular industry or group of industries, as represented by the relevant Select Industry Index.

SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the Metals & Mining ETF. Information provided to or filed with the SEC by SPDR® Series Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding SPDR® Series Trust, SSFM or the Metals & Mining ETF, please see the SPDR® Series Trust’s prospectus. In addition, information about SPDR® Series Trust, SSFM and the Metals & Mining ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPDR® Series Trust website at https://www.spdrs.com. We have not independently verified any of the information herein obtained from outside sources. Information contained in the SPDR® Series Trust website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Metals & Mining ETF seeks to replicate as closely as possible, before fees and expenses, the total return of the S&P Metals & Mining Select Industry Index (the “Metals & Mining Index”). The Metals & Mining Index represents the metals and mining sub-industry portion of the U.S. equity market. As of September 30, 2012, the Metals & Mining ETF included 41 companies.

In seeking to track the performance of the Metals & Mining Index, the Metals & Mining ETF employs a “replication” strategy, which means that the Metals & Mining ETF typically invests in substantially all of the securities represented in the Metals & Mining Index in approximately the same proportions as the Metals & Mining Index. Under normal market conditions, the Metals & Mining ETF generally invests substantially all, but at least 80%, of its total assets in the securities included in the Metals & Mining Index. In addition, the Metals & Mining ETF may invest in equity securities that are not included in the Metals & Mining Index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSFM).

THE S&P® METALS & MINING SELECT INDUSTRY INDEX

We have derived all information contained in this pricing supplement regarding the S&P® Metals & Mining Select Industry TR Index (the “Metals & Mining Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P”). We have not independently verified such information. S&P has no obligation to continue to calculate and publish, and may discontinue calculation and publication of the Metals & Mining Index.

The Metals & Mining Index is an equal-weighted index that is designed to measure the performance of the metals & mining sub-industry portion of the S&P Total Market Index (“S&P TM Index”), a benchmark that measures the performance of the U.S. equity market. The S&P TM Index includes all U.S. common equities listed on the New York Stock Exchange (including NYSE Arca), the NYSE Amex, the NASDAQ Global Select Market, the NASDAQ Select Market and the NASDAQ Capital Market. Each of the component stocks in the Metals & Mining Index is a constituent company within the metals and mining sub-industry of the S&P TM Index. The Metals & Mining Index is reported by Bloomberg L.P. under the ticker symbol “SPSIMMTR.” As of December 31, 2012, the Metals & Mining Index was comprised of 38 constituent stocks.

PS-12

Index Eligibility

Membership is based on a company’s Global Industry Classification Standard (GICS®) classification, as well as liquidity and market cap requirements. For purposes of membership in a Select Industry Index, S&P applies the inclusion and exclusion criteria separately.

Index Inclusion Criteria

To be eligible for inclusion in a Select Industry Index, companies must be in the S&P TM Index and must satisfy one of the two following combined size and liquidity criteria:

1.	float-adjusted market capitalization above US$500 million and float-adjusted liquidity ratio (“FALR”) above 90%; or
2.	float-adjusted market capitalization above US$400 million and float-adjusted liquidity ratio above 150%.

All companies satisfying the above requirements are included in a Select Industry Index. The total number of companies in each Select Industry Index should be at least 35. If there are fewer than 35 stocks in a Select Industry Index, stocks from a supplementary list of highly correlated sub-industries, that meet the market capitalization and liquidity thresholds above, are included in order of their float-adjusted market capitalization to reach 35 constituents. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in each Select Industry Index as of each rebalancing effective date.

Index Exclusion Criteria

Existing index constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization falls below US$300 million or their FALR falls below 50%.

Eligibility Factors

Market Capitalization. Float-adjusted market capitalization should be at least US$400 million for inclusion in a Select Industry Index. Existing index components must have a float-adjusted market capitalization of US$300 million to remain in the applicable Select Industry Index at each rebalancing.

Liquidity. The liquidity measurement used is a liquidity ratio, defined as dollar value traded over the previous 12-months divided by the float-adjusted market capitalization as of the applicable Select Industry Index rebalancing reference date.

Stocks having a float-adjusted market capitalization above US$500 million must have a liquidity ratio greater than 90% to be eligible for addition to a Select Industry Index. Stocks having a float-adjusted market capitalization between US$400 and US$500 million must have a liquidity ratio greater than 150% to be eligible for addition to a Select Industry Index. Existing index constituents must have a liquidity ratio greater than 50% to remain in the applicable Select Industry Index at the quarterly rebalancing. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history.

Domicile. U.S. companies only.

Takeover Restrictions. At the discretion of S&P, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in a Select Industry Index. Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the applicable Select Industry Index.

Turnover. S&P believes turnover in index membership should be avoided when possible. At times a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to a Select Industry Index, not for continued membership. As a result, an index constituent that appears to violate criteria for addition to a Select Industry Index will not be deleted unless ongoing conditions warrant a change in the composition of the applicable Select Industry Index.

Sector Classification. The Metals & Mining Index includes companies classified in the following GICS sub-industries: Aluminum, Coal & Consumable Fuels, Diversified Metals & Mining, Gold, Precious Metals & Minerals and Steel.

Timing of Changes

Index rebalancings occur after the closing on the third Friday of the quarter ending month. The reference date for additions and deletions is after the closing of the last trading date of the previous month.

Additions. Companies are added between rebalancings only if a deletion in the applicable Select Industry Index causes the stock count to fall below 22. In those cases, each stock deletion is accompanied with a stock addition. The new company will be added to the applicable Select Industry Index at the weight of the deleted constituent. In the case of mergers involving at least one index constituent, the merged company will remain in the applicable Select Industry Index if it meets all of the eligibility requirements. The merged company will be added to the applicable Select Industry Index at the weight of the pre-merger index constituent. If both companies involved in a merger are index constituents, the merged company will be added at the weight of the company deemed the acquirer in the transaction. In the case of spin-offs, the applicable Select Industry Index will follow the S&P TM Index’s treatment of the action. If the S&P TM Index treats the pre- and post-spun company as a deletion/addition action, using the stock’s when-issued price, the applicable Select Industry Index will treat the spin-off this way as well.

Deletions. A company is deleted from the applicable Select Industry Index if the S&P TM Index drops the constituent. If a constituent deletion causes the number of companies in the relevant index to fall below 22, each stock deletion is accompanied with a stock addition. In case of GICS changes, where a company does not belong to a qualifying sub-industry after the classification change, it is removed from the applicable Select Industry Index at the next rebalancing.

Index Construction and Calculations

The Select Industry Indices are equal-weighted, with adjustments to constituent weights to ensure concentration and liquidity requirements, and calculated by the divisor methodology used in all S&P equity indices.

PS-13

The value of a Select Industry Index is calculated as the quotient of (1) the sum of the products of (a) the float-adjusted market value for each common stock included in the Select Industry Index and (b) the adjustment weight factor for each applicable common stock and (2) the index divisor.

The “float-adjusted market value” is calculated as the product of (1) the price of each common stock included in the Select Industry Index, (2) the total shares outstanding of each applicable common stock and (3) the investable weight factor for each applicable common stock. The investable weight factor is calculated by dividing (1) the available float shares by (2) the total shares outstanding. Available float shares reflect float adjustments made to the total shares outstanding.

The “adjustment weight factor” is calculated by dividing (1) the index specific constant by (2) the product of (a) the number of stocks in the index and (b) the float-adjusted market value.

The initial divisor is set to have a base index value of 1000 on December 17, 1999. The index divisor is adjusted at each rebalancing such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change. Rebalancings occur after the close on the third Friday of the last month of each quarter.

The total return counterpart of a Select Industry Index assumes that dividends are reinvested in the Select Industry Index after the close on the ex-dividend date. The total return value of a Select Industry Index (“Select Industry Total Return Index”) is calculated as the product of (1) the value of the Select Industry Total Return Index at the previous day’s close and (2) the total return multiplier. The “total return multiplier” is equal to the quotient of (1) the sum of (a) the index dividend points and (b) the value of the corresponding Select Industry Index and (2) the value of such Select Industry Index at the previous day’s close.

The “index dividend points” are calculated as the quotient of (1) the sum of the products of (a) the index shares for each common stock included in the Select Industry Index and (b) the ex-dividend amount for each applicable common stock and (2) the index divisor. The “index shares” refers to each stock’s share count used in the index calculation.

Constituent Weightings

At each quarterly rebalancing, stocks are initially equally-weighted using closing prices as of the second Friday of the last month of quarter as the reference price. Adjustments are then made to ensure that there are no stocks whose weight in the applicable Select Industry Index is more than can be traded in a single day for a US$ 500 million portfolio.

S&P calculates a maximum basket liquidity weight for each stock in the applicable Select Industry Index using the ratio of its three-month average daily value traded to US$ 500 million. Each stock’s weight in the applicable Select Industry Index is, then, compared to its maximum basket liquidity weight and is set to the lesser of its maximum basket liquidity weight or its initial equal weight. All excess weight is redistributed across the applicable Select Industry Index to the uncapped stocks.

If necessary, a final adjustment is made to ensure that no stock in the applicable Select Industry Index has a weight greater that 4.5%. This step of the iterative weighting process may force the weight of those stocks limited to their maximum basket liquidity weight to exceed that weight. In such cases, S&P will make no further adjustments. If a Select Industry Index contains exactly 22 companies as of the rebalancing effective date such index will be equally weighted without basket liquidity constraints.

Index Maintenance

Index maintenance will follow the S&P TM Index and treatment of corporate actions should be the same as the S&P TM Index. In particular, treatment of spin-offs, special dividends and other corporate actions will be the same.

Membership to the Select Industry Indices is reviewed quarterly. Rebalancings occur after the closing on the third Friday of the quarter ending month. The reference date for additions and deletions is after the closing of the last trading date of the previous month. Closing prices as of the second Friday of the last month of the quarter are used for setting index weights.

Additional information about the Select Sector Indices and the S&P TM Index is available on the following website: www.spindices.com. Information contained in the S&P website is not incorporated by reference in, and should not be considered part of, this pricing supplement.

PS-14

Historical Information

The following table sets forth the quarterly high and low closing prices for the underlying equity, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price of the underlying equity on January 8, 2013 was $45.89. The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Quarterly Close
4/3/2006	6/30/2006		$49.48	$45.32	$49.48
7/3/2006	9/26/2006		$50.73	$39.71	$41.67
10/2/2006	12/29/2006		$53.18	$39.67	$49.14
1/3/2007	3/30/2007		$57.49	$47.01	$57.21
4/2/2007	6/29/2007		$67.10	$58.10	$62.53
7/2/2007	9/28/2007		$67.76	$52.97	$63.70
10/1/2007	12/31/2007		$71.40	$61.21	$69.48
1/2/2008	3/31/2008		$77.53	$57.85	$70.01
4/1/2008	6/30/2008		$94.24	$71.36	$94.24
7/1/2008	9/30/2008		$92.77	$43.99	$47.08
10/1/2008	12/31/2008		$44.44	$17.37	$27.79
1/2/2009	3/31/2009		$32.49	$20.79	$25.14
4/1/2009	6/30/2009		$43.00	$26.36	$37.01
7/1/2009	9/30/2009		$49.62	$32.87	$45.64
10/1/2009	12/31/2009		$53.55	$42.35	$51.61
1/1/2010	3/31/2010		$58.73	$45.48	$56.81
4/1/2010	6/30/2010		$59.95	$45.69	$45.69
7/1/2010	9/30/2010		$53.81	$44.73	$53.48
10/1/2010	12/31/2010		$69.01	$53.09	$68.78
1/3/2011	3/31/2011		$74.28	$65.53	$74.28
4/1/2011	6/30/2011		$76.48	$62.77	$69.41
7/1/2011	9/30/2011		$71.80	$44.82	$44.82
10/1/2011	12/30/2011		$58.99	$41.88	$48.99
1/2/2012	3/30/2012		$56.78	$48.69	$49.70
4/1/2012	6/29/2012		$50.58	$38.40	$41.44
7/1/2012	9/28/2012		$47.70	$37.25	$43.52
10/1/2012	12/31/2012		$46.80	$40.56	$45.14
1/2/2013	1/8/2013	*	$46.68	$45.89	$45.89

*	As of the date of this pricing supplement information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through January 8, 2013. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first quarter of 2013.
PS-15

The graph below illustrates the performance of the underlying equity from June 22, 2006 to January 8, 2013. The dotted line represents the Coupon Barrier and Trigger Price of $29.37, which is equal to 64% of the closing price on January 8, 2013.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the underlying equity based on the daily closing price of the underlying equity. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information herein obtained from outside sources. Historical performance of the underlying equity is not an indication of future performance. Future performance of the underlying equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the underlying equity will result in the return of any of your initial investment.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement that is available in connection with the sale of the Securities.

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